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              AMENDMENT TO KEY EMPLOYEE COMPENSATION CONTINUATION PLAN


     THIS AMENDMENT TO KEY EMPLOYEE COMPENSATION CONTINUATION PLAN ("Plan') is effective as of this 10th day of February, 1998 by action of the Board of Directors of EarthLink Network, Inc., a Delaware corporation (the "Company") at a special meeting duly called and held on February 10, 1998.

                                      RECITALS

     WHEREAS, the Board of Directors adopted the Plan on January 16, 1998;

     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the shareholders of the Company to enter into a strategic relationship in the area of Internet access and related services with Steven Corporation, a Kansas corporation ("Steven") and certain of its affiliates, pursuant an Investment Agreement, dated as of February __, 1998 among Steven, Steven Communications Company, L.P., a Delaware limited partnership ("Steven Sub"), Newco, Inc., a Delaware corporation ("Newco") and its subsidiary Newco Sub, Inc., a Delaware corporation (the "Investment Agreement");

     WHEREAS, as a condition to the consummation of the transactions contemplated in the Investment Agreement, the Company has agreed to amend the Plan to preclude any of the transactions contemplated in the Investment Agreement from inadvertently being deemed a "Change in Control," as defined in the Plan, and accelerating the vesting of options previously granted to key employees or causing the provision of any other payments thereunder;

     WHEREAS, the Company has agreed to adopt this Amendment to satisfy such condition and as a further inducement to Steven and Steven Sub to enter into the transactions contemplated in the Investment Agreement;

     NOW, THEREFORE, the Plan is amended as follows:

     ARTICLE 2 - DEFINITIONS.  "Change in Control."  Amend subsection 2.2 of
Article 2 to add the following sentence to the end of the subparagraph:

          "Notwithstanding the foregoing, none of the transactions contemplated by that certain Investment Agreement, dated as of February __, 1998, among Steven Corporation, a Kansas corporation, Steven Communications Company, LP, a Delaware limited partnership, the Company, Newco, Inc., a Delaware corporation and Newco Sub, a Delaware corporation (the "Investment Agreement" or any Ancillary Agreements, as defined in the Investment Agreement (including, without limitation) the conversion of the Convertible Preferred Stock and/or the Convertible Notes, each as defined in the Investment Agreement) either individually or in the aggregate, shall be deemed to be a "Change in Control",

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          unless it constitutes a Business Combination that is not a
          Discriminatory Transaction, as defined in the Investment Agreement."


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     IN WITNESS WHEREOF, the Company has executed and delivered this Amendment as of the date first shown above.



                         THE COMPANY:

                         EARTHLINK NETWORK, INC.



                         By: /s/ Charles G. Betty
                            ---------------------------------------
                                 Charles G. Betty
                                 President and Chief Executive Officer


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